Exhibit 10.17

Execution Version

RIGHT OF FIRST NEGOTIATION AGREEMENT

This Right of First Negotiation Agreement (this “Agreement”), dated November 5, 2026, is made by and between Rezera Inc., a Delaware corporation, with a principal address at 265 Franklin Street, Suite 1702, Boston, MA 02110 (“Rezera”) and Glaxo Group Limited, a company formed under the laws of England and Wales, with a registered office at c/o GSK Medicines Research Centre, Gunnels Wood Road, Stevenage SG1 2NY United Kingdom (“GSK” and, together with Rezera, the “Parties”).

WHEREAS, in connection with the IPO, GSK has indicated a non-binding interest in purchasing, alongside other investors, shares of Rezera’s common stock in the IPO, at a price per share equal to the IPO price and on the same terms as other purchasers in the IPO; and

WHEREAS, Rezera wishes to grant GSK, and GSK wishes to accept, a right of first negotiation with respect to certain proposed transactions offered by unaffiliated third parties, and Rezera wishes to permit GSK to appoint a member to Rezera’s Clinical Advisory Board, in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants set forth herein, the Parties hereby agree as follows:

1.Definitions.

As used in this Agreement, the following terms have the meanings set forth below, and other capitalized terms have the meanings given to them where first defined:

“Affiliate” means, with respect to a person, any other person that directly or indirectly controls, is controlled by, or is under common control with such person, where “control” means the ownership of more than fifty percent (50%) of the voting securities of, or the power to direct the management and policies of, a person.

“Board” means the Board of Directors of Rezera.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or London, U.K. are authorized or required by law to close.

“CDA” means the Confidential Disclosure Agreement between the Parties with an effective date of June 3, 2026.

“Effective Date” means the date of this Agreement, subject to Section 10.1.

“Existing Loan Agreement” means the Loan and Security Agreement, dated as of July 17, 2026, by and among Rezera, NodThera Limited and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, as in effect on the Effective Date.

“IPO” means the initial underwritten public offering of Rezera’s common stock pursuant to the Registration Statement, and “IPO Closing” means the first closing of the sale of shares of Rezera’s common stock to the underwriters in the IPO (and not any later closing relating to the underwriters’ option to purchase additional shares).

“Phase 3 Trial” means Rezera’s planned randomized, placebo-controlled Phase 3 clinical trial of ruvonoflast in patients with peripheral artery disease (“PAD”), currently designated RELIEVE-PAD, together with any amendment, extension or imaging study or other sub-study (which for the avoidance of doubt does not include the REIMAGINE-PAD imaging study) conducted in connection therewith and any replacement or successor pivotal trial of ruvonoflast in any disease indication.

“Registration Statement” means Rezera’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission on October 21, 2026, as amended from time to time, and any registration statement filed in replacement of it for the IPO.

“Representatives” means, with respect to a person, such person’s directors, officers, employees, agents, financial advisors, legal counsel and other advisors and representatives.

“ruvonoflast” means the product candidate known as ruvonoflast, including its active metabolite(s) and any prodrug, salt, ester, polymorph, isomer, formulation, or fixed-dose or other combination product containing or comprising ruvonoflast or any such active metabolite.

“Subsidiary” means, with respect to a person, any entity controlled, directly or indirectly, by such person, including, in the case of Rezera, NodThera Limited and Rezera Securities Corporation.

“Third Party” means any person other than the Parties and their respective Affiliates; for the avoidance of doubt, any holder of Rezera’s equity securities (and its Affiliates) that is not an Affiliate of Rezera is a Third Party, regardless of the size of its holding or any board designation or similar rights.

“Topline Data” means the first results of the primary endpoint analysis of the Phase 3 Trial (which, as of the date hereof, is expected to be maximum walking distance), whether from a final or an interim unblinded analysis, in the form first made available to Rezera or any of its Representatives (other than an independent data monitoring committee).

2.Right of First Negotiation.

2.1.Grant.  Beginning on the Effective Date and continuing during the ROFN Term, Rezera grants to GSK a right of first negotiation (the “ROFN”) with respect to any (a) proposed good faith merger or acquisition related to Rezera or any of its Subsidiaries offered by a Third Party, however structured (including by merger, consolidation, tender or exchange offer, purchase of equity or sale of all or substantially all assets, or any transaction by which a Third Party would acquire control of Rezera or the right to appoint a majority of the Board) (“M&A”) or (b) proposed good faith acquisition, exclusive license or exclusive commercialization rights related to ruvonoflast (including any transaction that includes rights under intellectual property rights or data necessary or reasonably useful for ruvonoflast, whether or not it also covers other products), in whole or in part and in any country or field, offered by a Third Party (an “Asset Transaction” and, together with M&A, each a “Qualifying Transaction”), in each case on the terms and subject to the conditions of this Agreement.

2.2.Covenant.  During the ROFN Term, Rezera shall not, and shall cause its Affiliates and Representatives not to, enter into or consummate any definitive agreement with a Third Party for a Qualifying Transaction unless it has complied with Sections 3, 4 and 5 of this Agreement.

2.3.Preliminary Discussions; Other Activities.  Subject to Sections 2.5, 2.6 and 4.5, nothing in this Agreement (a) restricts Rezera from entering into customary confidentiality agreements (which shall comply with Section 3.2) or from participating in general discussions with prospective partners, investors, licensors, licensees or other Third Parties that precede, and do not constitute, a bona fide negotiation process regarding a Qualifying Transaction (as described in Section 3.1), or (b) restricts Rezera’s right to operate its business, or to license, sell or otherwise dispose of any assets, in each case other than in a Qualifying Transaction.

2.4.No Obligation to Transact.  Nothing in this Agreement obligates Rezera to solicit, initiate or pursue any Qualifying Transaction, or obligates either Party to enter into any definitive agreement with respect to a Qualifying Transaction, and GSK shall have no obligation to make any offer or proposal. If Rezera discontinues a contemplated Qualifying Transaction in respect of which it has delivered, or was required to deliver, a Notice Package, Rezera shall promptly so notify GSK in writing, and any subsequent resumption of discussions with the same or any other Third Party regarding a Qualifying Transaction shall be subject to a new notice under Section 3.1 and the other provisions of this Agreement.

2.5.Protection of Subject Assets.  During the ROFN Term, Rezera shall not, and shall cause its Subsidiaries and other Affiliates not to, without GSK’s prior written consent, (a) sell, assign, transfer, exclusively license or grant any option, right of first refusal, right of first negotiation, exclusivity or similar right with respect to, or grant any lien, security interest or other encumbrance on, ruvonoflast or any material intellectual property rights or data owned or controlled by Rezera or any of its Subsidiaries that are necessary or reasonably useful for ruvonoflast, in each case other than (i) a Qualifying Transaction consummated in compliance with this Agreement and (ii) non-exclusive licenses and service agreements that are customary in the industry and entered into in the ordinary course, including but not limited to agreements with contract research organizations, contract manufacturers, clinical sites and similar service providers entered into in the ordinary course of business; or (b) take any other action intended to, or that would reasonably be expected to, impair the ROFN. Any transferee of ruvonoflast or such rights (other than pursuant to a Qualifying Transaction consummated in compliance with this Agreement), including any Affiliate of Rezera, shall agree in writing, for GSK’s benefit, to be bound by this Agreement.

2.6.Anti-Circumvention.  Rezera shall not structure, divide, sequence or recharacterize any transaction, or enter into any series of related transactions or agreements, with the purpose or effect of avoiding the application of this Agreement. A series of related transactions with the same Third Party or its Affiliates shall be treated as a single Qualifying Transaction, and any option, right of first negotiation or refusal, or agreement to enter into a Qualifying Transaction in the future shall itself be treated as a Qualifying Transaction.

3.Notice.

3.1.Notice Package.  Rezera shall promptly, and in any event before it enters into any bona fide negotiation process regarding a Qualifying Transaction, notify GSK in writing of its intent to do so. For purposes of this Agreement, a bona fide negotiation process is deemed to commence upon the earliest of (i) the delivery or receipt of a written proposal, term sheet or letter of intent regarding a Qualifying Transaction in respect of which Rezera intends to enter negotiations and (ii) the engagement after the date hereof of a financial advisor to solicit or evaluate Third Party proposals for a Qualifying Transaction. Such notice shall include (a) the scope and material details of the Qualifying Transaction (including, subject to Section 3.2, the identity of the proposed counterparty and the proposed structure and principal economic terms), (b) all material information that has been shared with a Third Party in connection with the Qualifying Transaction and (c) all other material scientific, clinical and/or business information reasonably necessary to evaluate the Qualifying Transaction (collectively, the “Notice Package”). Without limiting the foregoing, Rezera shall promptly notify GSK in writing if it grants a Third Party access to a data room or non-public diligence information in connection with a Qualifying Transaction and shall, concurrently with such notice, provide GSK with access to the same material information made available to such Third Party in connection with the Qualifying Transaction. For the avoidance of doubt, the granting of such access and the sharing of such information shall remain subject to all other applicable provisions of this Agreement, including Sections 4, 5 and 9.

3.2.Third-Party Confidentiality Restrictions.  Rezera shall not be obligated to share information in the Notice Package that it is contractually restricted from sharing due to a confidentiality obligation owed to a Third Party, but shall take commercially reasonable efforts to minimize the information that cannot be shared (including by seeking such Third Party’s consent to disclosure to GSK) and shall identify to GSK, to the extent permitted, the general nature of any information withheld. Rezera covenants that it shall use commercially reasonable efforts to not (after the date hereof) become party to any agreement that would restrict its ability to provide to GSK the information required by this Agreement.

3.3.Completeness of Notice Package.  A Notice Package shall not be deemed complete until it satisfies Section 3.1. GSK may notify Rezera of any respect in which said Package, in GSK’s good faith determination, is incomplete, in which case Rezera shall promptly provide any missing data or information.

3.4.Continuing Information.  From delivery of a Notice Package until Rezera has entered into a definitive agreement for the applicable Qualifying Transaction or discontinued discussions, Rezera shall, within two (2) Business Days, provide GSK with any material additional information shared with a Third Party and notify GSK of any material change to the terms under discussion or any termination of discussions.

4.Negotiation Periods.

4.1.Negotiation Period.  Unless GSK declines the option to negotiate in writing, the Parties shall negotiate in good faith for thirty (30) days (the “Negotiation Period”) starting on the date that Rezera provides GSK with either (a) a completed Notice Package or (b) a full data package from the Phase 3 Trial, including all Topline Data and material efficacy, safety and other clinical data (including data from any imaging study or other sub-study conducted in connection with the Phase 3 Trial) as well as any material scientific or clinical data related to ruvonoflast then available to Rezera or any of its Subsidiaries (the “Phase 3 Data Package”); provided that, in the case of clause (b), the Negotiation Period shall be deemed to start on the earlier of (i) the date on which Rezera delivers the Phase 3 Data Package to GSK and (ii) the thirtieth (30th) day after Topline Data becomes available to Rezera (the “Phase 3 Start Date”), whether or not the Phase 3 Data Package has then been delivered, and in no event shall such Negotiation Period end earlier than thirty (30) days after Rezera actually delivers the Phase 3 Data Package to GSK.

4.2.Exclusivity.

(a)A Negotiation Period relating to an Asset Transaction shall be exclusive.

(b)Subject to Section 4.3,  a Negotiation Period relating to M&A (i) that occurs before GSK’s receipt of the Phase 3 Data Package shall be non-exclusive; provided that (A) if the Phase 3 Data Package becomes available during or after such Negotiation Period and prior to signing of a transaction with a Third Party, a new Negotiation Period that is exclusive shall begin, on the earlier of such date on which the Phase 3 Data Package becomes available and the Phase 3 Start Date, and in no event shall such new Negotiation Period end earlier than thirty (30) days after Rezera actually delivers the Phase 3 Data Package to GSK, and Rezera shall deliver the Phase 3 Data Package to GSK in accordance with Section 6.1 and GSK may during such new Negotiation Period propose a competing transaction, and Rezera shall consider any such proposal in good faith and negotiate with GSK regarding it (it being understood that (i) Rezera shall use commercially reasonable efforts to not enter into any such definitive agreement on terms that would prevent it from complying with this clause (A) and (ii) if Rezera has entered into a definitive agreement for such transaction in compliance with this Agreement, nothing in this clause (A) shall require Rezera to breach that agreement or prohibit Rezera from performing it or consummating such transaction in accordance with its terms), and (B) Rezera shall provide GSK with the same information (in all material respects) made available to any Third Party, including all information provided to any Third Party in an electronic data room; and (ii) that is triggered by the Phase 3 Data Package shall be exclusive. Any Negotiation Period that is exclusive under this Section 4.2 is an “Exclusive Negotiation Period.”

4.3.Acceleration Option.

(a)GSK shall have a one-time option, exercisable at any time by written notice to Rezera, to accelerate its Exclusive Negotiation Period in respect of an M&A transaction to an earlier time period (including to a time before delivery of the Phase 3 Data Package). Upon such exercise, the Exclusive Negotiation Period shall commence on the date specified in GSK’s notice (which may be the date of such notice), Section 4.5 shall apply from such date, and Rezera shall, within five (5) Business Days, deliver to GSK all material data then in its possession of the type that would be included in the Phase 3 Data Package.

(b)For the avoidance of doubt, subject to Section 4.1(b), no Exclusive Negotiation Period shall last longer than 30 days. During the period after Topline Data has become available to Rezera and prior to GSK receiving a Phase 3 Data Package, Rezera agrees to provide notice to GSK upon the receipt of definitive terms for an M&A transaction  which the Board has determined to cause the Company to accept by execution of an agreement containing such definitive terms.  Such notice shall contain the information that would be required in a Notice Package in respect of the offer relating to such definitive terms (including the scope and material details of the offer and the identity of the proposed counterparty and the proposed structure and principal economic terms).  GSK shall have two (2) Business Days after receipt of such notice to exercise its Exclusive Negotiation Period for M&A.

4.4.Data Sharing; Access.  During any Negotiation Period, Rezera shall promptly provide GSK with all material data in its possession and shall (a) respond within five (5) Business Days to GSK’s reasonable requests for additional information and access (including access to data rooms, clinical and regulatory data, and appropriate members of management and advisors), and (b) provide GSK, on a continuing basis, with the same information made available to any Third Party in connection with a Qualifying Transaction.

4.5.No Third-Party Dealings During Exclusive Negotiation Period.  During any Exclusive Negotiation Period, Rezera shall not, and shall cause its Affiliates and Representatives not to, negotiate, or enter into any transaction, with a Third Party regarding a Qualifying Transaction, and shall not solicit, initiate or knowingly encourage any Third Party proposal for, or furnish non-public information to any Third Party in connection with, a Qualifying Transaction, and shall terminate any existing discussions with Third Parties regarding a Qualifying Transaction, in each case subject to Section 4.7. Rezera shall notify GSK within two (2) Business Days of any approach or proposal from a Third Party regarding a Qualifying Transaction received during any Exclusive Negotiation Period.

4.6.Extension.  Any Negotiation Period may be extended upon mutual written agreement of the Parties.

4.7.Fiduciary Exception.  Notwithstanding the foregoing, solely with respect to an Exclusive Negotiation Period that relates to M&A, Rezera and the Board may respond to an unsolicited bona fide written proposal for a Qualifying Transaction (that did not result from a breach of this Agreement by Rezera or its Affiliates or Representatives) if the Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided that Rezera promptly notifies GSK of such proposal and its material terms (and provides GSK with a copy of such proposal, or a written summary if not in writing, and the identity of the Third Party) and gives GSK not less than four (4) Business Days to propose revised terms before entering into any definitive agreement with such Third Party. During such period, Rezera shall keep GSK reasonably informed of material developments, shall negotiate in good faith with GSK regarding any revised terms proposed by GSK, and, following any material amendment to such proposal, shall give GSK a further period of not less than two (2) Business Days to respond.

4.8.GSK Discretion; No Deemed Waiver.  GSK may determine in its sole discretion whether to negotiate, make any proposal, or decline with respect to any Qualifying

Transaction. No failure of GSK to respond to any notice shall be deemed a decline, and no decline by GSK with respect to a particular Qualifying Transaction shall constitute a waiver or termination of the ROFN (except as expressly provided in Section 8.1(b)) or of GSK’s rights with respect to any other Qualifying Transaction. A decline is effective only if made in writing by GSK and expressly referring to this Agreement.

4.9.Conduct of Negotiations.  During each Negotiation Period, Rezera shall negotiate in good faith, shall not delay negotiations, and shall make available senior personnel with appropriate authority.

5.Third-Party Process; ROFN Reset.

5.1.Third-Party Process.

(a)If no agreement is reached by the end of an Exclusive Negotiation Period, Rezera may negotiate and enter into (i) the Qualifying Transaction outlined in the Notice Package with a Third Party or (ii) any Qualifying Transaction with a Third Party if such Exclusive Negotiation Period was triggered by the delivery of the Phase 3 Data Package.

(b)If no agreement is reached by the end of a non-exclusive Negotiation Period relating to M&A, Rezera may negotiate and enter into the Qualifying Transaction outlined in the Notice Package with a Third Party, subject to Section 4.2(b)(i)(A) (under which the Phase 3 Data Package becoming available before the Third Party transaction is completed gives rise to a new Exclusive Negotiation Period).

(c)In each case, for six (6) months after the end of any Negotiation Period, Rezera shall notify GSK in writing, promptly and in any event before commencing such negotiations, if it intends to enter into negotiations with a Third Party regarding a Qualifying Transaction and shall enter into non-exclusive negotiations with GSK if requested by GSK (which request may be made at any time after such notice). In such case, Rezera shall (i) provide GSK with the same information (in all material respects)  made available to such Third Party (including all information provided to any Third Party in an electronic data room) and (ii) provide GSK with four (4) Business Days’ notice prior to entering into any definitive agreement with such Third Party.

5.2.ROFN Reset.  If Rezera does not enter into the intended Qualifying Transaction with a Third Party within six (6) months of the end of a Negotiation Period, the ROFN shall reset (such that Rezera must again comply with Sections 3 and 4 before entering into a Qualifying Transaction), so long as Rezera has not delivered the Phase 3 Data Package to GSK.

5.3.Material Changes.  Rezera’s rights under Section 5.1 to enter into the intended Qualifying Transaction outlined in the Notice Package apply only to a Qualifying Transaction of a scope not materially broader than that outlined in the Notice Package. A proposed Qualifying Transaction that falls outside the foregoing shall constitute a new Qualifying Transaction for which Rezera shall deliver a new Notice Package, and Sections 3 and 4 shall apply anew.

6.Phase 3 Data Delivery.

6.1.Delivery.  Rezera shall use commercially reasonable efforts to deliver the Phase 3 Data Package to GSK within thirty (30) days after Topline Data becomes available to Rezera, and in any event before any public disclosure of the data within the Phase 3 Data Package or delivery of the data within the Phase 3 Data Package to any Third Party. Any failure or delay by Rezera in delivering the Phase 3 Data Package shall not postpone the Phase 3 Start Date or the application of Section 4.5 from that date. Notwithstanding anything to the contrary set forth in this Section 6.1, Rezera may publicly disclose Topline Data to the extent required under applicable securities laws.

6.2.Notice and Supplements.  Rezera shall notify GSK in writing within two (2) Business Days after Topline Data becomes available to Rezera, shall keep GSK reasonably informed of the expected timing of Topline Data (including any material delay), and shall promptly provide to GSK any additional clinical data or reports relating to the Phase 3 Trial (including the clinical study report) that become available after delivery of the Phase 3 Data Package.

7.Clinical Advisory Board.

7.1.CAB Seat.  For so long as the ROFN remains outstanding during the ROFN Term, GSK shall be entitled to appoint one member (the “CAB Member”) to Rezera’s Clinical Advisory Board (the “CAB”).  Promptly following the date hereof, the Parties shall negotiate a letter of engagement (the “Letter of Engagement”) between the CAB Member and/or GSK, on the one hand (as determined by GSK), and Rezera, on the other hand, reflecting only the terms contained in this Section 7 (and such other terms as the Parties may mutually agree).

7.2.Updates.  GSK shall receive periodic updates and information, at least quarterly, on the progress of Rezera’s R&D pipeline and assets via the participation of the CAB Member in the CAB, and the CAB Member may share such updates within GSK.  GSK shall ensure that the CAB Member is bound by: (a) customary, written confidentiality and non-use obligations consistent with GSK’s standard employment and/or confidentiality agreements; and (b) corporate policies governing conduct (such as policies pertaining to conflicts of interest, and dealing in securities) consistent with GSK’s standard policies.

7.3.Ownership.  The Letter of Engagement shall include customary provisions that grant ownership to Rezera of any materials and work product (along with related know-how and patents) that is invented or authored or developed by the CAB Member solely in connection with the CAB Member’s participation on the CAB (including the attendance of any CAB meetings or any discussions of the CAB); provided that Rezera shall have no ownership, license or other rights in respect of any intellectual property of GSK or any of its Affiliates.

7.4.Attendance; Replacement.  The CAB Member shall be entitled to notice of, to attend and participate in all CAB meetings and to receive all CAB materials at the same time as other CAB members, and Rezera shall reimburse reasonable out-of-pocket expenses on the same basis as other CAB members. GSK may replace the CAB Member, and may designate a reasonable alternate, at any time by written notice to Rezera.

7.5.Consistency; No Removal.  The Letter of Engagement shall be consistent with this Agreement and, as between the Parties, this Agreement shall control in the event of conflict. Neither GSK nor the CAB Member shall be subject to any obligation not set forth in this Section 7 or the Letter of Engagement. Rezera shall not remove or restrict the participation of the CAB Member by reason of GSK’s consideration or negotiation of a Qualifying Transaction or any other activity of GSK. Subject to the confidentiality and non-use obligations referred to in Section 7.2, GSK’s participation in the CAB shall not otherwise restrict GSK or its Affiliates from conducting their own research, development or commercial activities.

8.Term and Termination.

8.1.ROFN Term.  The ROFN and GSK’s rights under Section 7 shall begin on the Effective Date and continue until the earliest of (a) the completion of a Qualifying Transaction in accordance with the terms of this Agreement (it being understood that the consummation of any transaction in breach of this Agreement shall not terminate the ROFN), (b) the expiry of the six (6) month period following the end of the Exclusive Negotiation Period triggered by the Phase 3 Data Package (or, if GSK has accelerated an Exclusive Negotiation Period under Section 4.3, following the later of the end of that accelerated period and the end of the Exclusive Negotiation Period triggered by the Phase 3 Data Package) or, if GSK declines in writing to negotiate, thirty (30) days after Rezera provides GSK the Phase 3 Data Package, (c) termination of this Agreement by GSK upon written notice to Rezera, or (d) the date on which GSK and its Affiliates have, in the aggregate, sold to non-Affiliates more than five percent (5%) of the shares of common stock of Rezera held by GSK and its Affiliates as of the Effective Date, excluding transfers among GSK and its Affiliates (such period, the “ROFN Term”).

8.2.Effect of Expiry.  Upon the expiry of the ROFN Term, the ROFN and GSK’s CAB rights shall terminate in all respects and be of no further force and effect, except that Section 9 and Sections 12 through 19 shall survive (including Section 17 with respect to any breach occurring before such expiry).

8.3.Notice of Termination Events.  Rezera may not rely on any event described in Section 8.1(a) or (b) as having ended the ROFN Term unless it has given GSK written notice describing such event in reasonable detail within ten (10) Business Days after it occurs.

9.Confidentiality.

9.1.Rezera Information.  All information provided by or on behalf of Rezera to GSK under this Agreement (including the Notice Package, the Phase 3 Data Package, information provided in connection with a Negotiation Period, and the existence and terms of any proposed Qualifying Transaction) shall be treated as confidential information of Rezera under the CDA. GSK may use such information to evaluate, negotiate, exercise and enforce its rights with respect to Qualifying Transactions and otherwise under this Agreement, and may disclose it to its Affiliates and its and their Representatives and actual or potential financing sources who have a need to know and are bound by obligations of confidentiality. The CDA shall apply to such information notwithstanding any limitation in the CDA as to its purpose or term, and in the event of conflict between the CDA and this Agreement with respect to such information, this Agreement shall control.

9.2.Terms of this Agreement.  The terms of this Agreement are confidential information of both Parties and shall not be disclosed by either Party except (a) as required by applicable law, regulation, court order or stock exchange rule (including in the Registration Statement and in Rezera’s subsequent filings with the U.S. Securities and Exchange Commission, and, if so required, by filing this Agreement as an exhibit, subject to a request for confidential treatment of competitively sensitive terms); provided that the disclosing Party gives the other Party reasonable advance notice of any such required disclosure to the extent legally permitted; (b) on a confidential basis to its Affiliates and its and their legal, financial and other professional advisors; or (c) on a confidential basis to bona fide actual or potential investors, lenders, acquirers or strategic partners. Rezera shall give GSK a reasonable opportunity to review and comment on any description of this Agreement, the ROFN or GSK (including GSK’s indication of interest in the IPO) in the Registration Statement or any other public filing before it is filed, and shall consider GSK’s comments in good faith. Neither Party shall issue any press release or other public statement naming the other Party in connection with this Agreement without the other Party’s prior written consent, except as required by applicable law.

9.3.Securities Laws.  GSK acknowledges that it is aware, and will advise its representatives who receive information from Rezera hereunder, that applicable securities laws prohibit any person in possession of material non-public information about an issuer from purchasing or selling securities of such issuer, or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.4.GSK Information.  The existence, status and terms of any inquiry, indication of interest, proposal or negotiation by GSK with respect to a Qualifying Transaction (including whether GSK has declined any Qualifying Transaction) and any information provided by GSK to Rezera (“GSK Information”) are confidential information of GSK. Rezera shall not disclose GSK Information to any Third Party (other than its Representatives who need to know and are bound by obligations of confidentiality), or use GSK Information to solicit, negotiate or obtain any competing proposal, except as required by applicable law and subject to the notice requirements of Section 9.2(a).

9.5.No Standstill.  Any standstill or similar restriction in the CDA shall not restrict GSK or its Affiliates from making confidential proposals to Rezera or the Board regarding a Qualifying Transaction or from otherwise exercising its rights under this Agreement.

10.Condition to Effectiveness.

10.1.Sections 2 to 8, 11.2 and 17.2 of this Agreement shall only be effective upon and subject to the satisfaction of each of the following conditions:  (a) the closing of the IPO and (b) GSK (together with its Affiliates) submitting an order to purchase a number of shares of Rezera’s common stock in the IPO at the IPO price representing at least the lesser of (i) 19.9% of the outstanding shares of common stock of Rezera immediately following the IPO and (ii) the number of shares that may be purchased for an aggregate purchase price of $25,000,000.

10.2.The Parties acknowledge that GSK or one of its Affiliates has indicated an interest in purchasing  shares of Rezera’s common stock in the IPO. Such indication of interest is not a binding agreement or commitment to purchase, and GSK may determine to purchase more, fewer or no shares in the IPO, or the underwriters may determine to sell more, fewer or no shares to GSK. Nothing in this Agreement (including Section 10.2 hereof) obligates GSK to purchase, or Rezera or any underwriter to sell, any securities of Rezera.

11.Representations and Warranties.

11.1.Representations and Warranties of Each Party. Each Party represents and warrants to the other Party, as of the Effective Date, that (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) it has the requisite power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; and (iii) its execution, delivery and performance of this Agreement do not conflict with its organizational documents, applicable law or any material agreement to which it is a party.

11.2.Representations and Warranties of Rezera. Rezera further represents, warrants and covenants that (i) as of the Effective Date it has not granted, and during the ROFN Term it shall not grant, to any Third Party any right of first negotiation, right of first refusal, right of first offer, option, exclusivity or similar right with respect to a Qualifying Transaction or that would conflict with the ROFN (other than rights under Rezera’s existing investors’ rights, voting and right of first refusal and co-sale agreements, which terminate, other than as to registration rights, upon the IPO Closing); (ii) as of the Effective Date, neither Rezera nor any of its Affiliates or Representatives is engaged in any discussions or negotiations with any Third Party regarding a Qualifying Transaction, other than as disclosed in writing to GSK prior to the date hereof; and (iii) Rezera, directly or through its Subsidiaries, owns or controls ruvonoflast and holds exclusive worldwide development and commercialization rights to ruvonoflast, free of any lien or encumbrance that would conflict with the ROFN, and neither the Existing Loan Agreement nor any other agreement of Rezera or its Subsidiaries restricts Rezera from performing this Agreement or requires any third-party consent for Rezera to do so.

12.Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmission if sent by email (without receipt of an automated notice of delivery failure) before 5:00 p.m. recipient’s local time on a Business Day, and otherwise on the next Business Day, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  Any notice to GSK under this Agreement shall, in addition, be sent by email to the email address for GSK set forth below.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Rezera:

Rezera Inc.

265 Franklin Street, Suite 1702
Boston, MA 02110
Attention: Geoffrey McDonough
Email: geoffrey.mcdonough@rezera.com; Legal@rezera.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Robert E. Puopolo; Marishka DeToy
Email: RPuopolo@goodwinlaw.com; MDeToy@goodwinlaw.com

If to GSK:

GlaxoSmithKline
1250 S. Collegeville Rd

Mail Code UP4310
Attention: Vijay Murthy
Email: Vijay.K.Murthy@GSK.COM

with a copy (which shall not constitute notice) to:

GlaxoSmithKline

Attention: Justin Huang
Email: Justin.T.Huang@GSK.COM

Cleary Gottlieb Steen & Hamilton LLP
650 California Street, Suite 2400
San Francisco, CA 94108
Attention: Benet J. O’Reilly; Kimberly R. Spoerri
Email: boreilly@cgsh.com; kspoerri@cgsh.com

13.Entire Agreement.  This Agreement, Letter of Engagement and the CDAconstitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

14.Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in (i) the Chancery Court of the State of Delaware and any state appellate court therefrom, (ii) if (but only if) the court in clause (i) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (iii) if (but only if) the courts in clauses (i) and (ii) lack subject matter jurisdiction, the United States District Court in the State of Delaware and any appellate court therefrom (collectively, the courts described in clauses (i) through (iii), the “Delaware Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any legal proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such legal proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such legal proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.No Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided that GSK may assign this Agreement, upon written notice to Rezera, to an Affiliate, and Section 8.1(d) shall apply to the equity holdings of GSK and its Affiliates in the aggregate. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

16.Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

17.Remedies.

17.1.Specific Performance.  The Parties acknowledge that the ROFN is a unique right and that irreparable damage, for which monetary damages would not be an adequate remedy, would occur if the provisions of this Agreement were not performed in accordance with their terms. Accordingly, each Party shall be entitled to specific performance and injunctive relief to prevent breaches of this Agreement and to enforce its terms (including, in the case of GSK, to restrain Rezera from entering into or consummating a Qualifying Transaction in breach of this Agreement), without proof of actual damages and without the posting of a bond, in addition to any other remedy available at law or in equity. Rezera shall not assert, as a defense to any such relief, that a remedy at law would be adequate. All remedies are cumulative.

17.2.Consequences of Breach by Rezera.  If Rezera enters into or consummates a Qualifying Transaction in breach of this Agreement, or otherwise fails to deliver a required Notice Package or breaches Section 4.5: (a) the ROFN shall not terminate or be deemed expired or waived, and no period under Section 5.1 or 5.2 shall be deemed to have commenced; (b) Rezera shall deliver a Notice Package to GSK within two (2) Business Days after becoming aware of the breach, and the Negotiation Period for such Qualifying Transaction shall be exclusive and shall commence on delivery of a completed Notice Package; (c) the ROFN Term and any applicable Negotiation Period shall be extended by the duration of the breach; and (d) Rezera shall reimburse GSK for its reasonable out-of-pocket costs (including reasonable attorneys’ fees) of enforcing this Agreement, if a court of competent jurisdiction finds Rezera to have materially breached it.

17.3.Notice and Cure of GSK Default.  Rezera may not assert that GSK has failed to perform any obligation under this Agreement, or rely on any such failure to suspend or limit its own obligations or the ROFN, unless Rezera has first given GSK written notice describing the alleged failure in reasonable detail and GSK has not cured it within ten (10) Business Days after receipt of such notice.

18.Amendment; Waiver.  This Agreement may be amended, and any provision hereof waived, only by a written instrument signed by both Parties (or, in the case of a waiver, by the Party against whom the waiver is to be effective). No failure or delay in exercising any right hereunder shall operate as a waiver thereof.

19.Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile or other electronic signature (including .pdf) and a facsimile or other electronic signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

REZERA INC.

/s/ Geoffrey McDonough
By:
Name: Geoffrey McDonough
Title: President and Chief Executive Officer

[Right of First Negotiation Agreement Signature Page]

GLAXO GROUP LIMITED

/s/ Adam Walker
By:
Name: Adam Walker
Title: Director

[Right of First Negotiation Agreement Signature Page]